Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

OTONOMY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2014 Equity Incentive Plan	457(h)	2,500,000(2)	$1.99(4)	$4,975,000.00	$92.70 per $1,000,000	$461.18
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan	457(h)	800,000(3)	$1.69(5)	$1,352,000.00	$92.70 per $1,000,000	$125.33
Total Offering Amounts					$6,327,000.00		$586.51
Total Fee Offsets							—
Net Fee Due							$586.51

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Equity Incentive Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “2014 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

The 2014 Plan provides for an annual increase in the number of shares reserved and available for issuance under the 2014 Plan as follows: the number of shares available for issuance under the 2014 Plan will be increased on the first day of each fiscal year beginning with the 2015 fiscal year, in an amount equal to the least of (i) 2,500,000 shares, (ii) five percent (5%) of the outstanding shares on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by the Registrant’s board of directors.  The 2,500,000 shares of common stock registered hereunder were authorized as of January 1, 2022 pursuant to the annual increase provisions described above.

(3)

The 2014 ESPP provides for an annual increase in the number of shares reserved and available for issuance under the 2014 ESPP as follows: the number of shares available for issuance under the 2014 ESPP will be increased on the first day of each fiscal year beginning with the 2015 fiscal year, in an amount equal to the least of (i) 800,000 shares of common stock, (ii) one and a half percent (1.5%) of the outstanding shares on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the Registrant’s board of directors.  The 800,000 shares of common stock registered hereunder were authorized as of January 1, 2022 pursuant to the annual increase provisions described above.

(4)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.99 per share, which represents the average of the high and low selling prices per share of the Registrant’s common stock on February 24, 2022 as reported by The NASDAQ Global Select Market.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $1.99, which represents the average of the high and low selling prices per share of the Registrant’s common stock on February 24, 2022 as reported by The NASDAQ Global Select Market.  Pursuant to the 2014 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.